Exhibit 10.9

NUANCE COMMUNICATIONS, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Mark Gallenberger (“Executive”) and Nuance Communications, Inc., a Delaware corporation (“Nuance”), effective as of the later of (i) the latest date on the signature page of this Agreement or (ii) the date Executive’s employment with the Company commences (the “Effective Date”).

RECITALS

1.    As of the Effective Date, Executive shall be employed by Nuance as a financial executive in its automotive division (the “Auto Division”).

2.    It is anticipated that the Auto Division will be spun-off as a standalone company (the “Spin-Off”, and such standalone company, “AutoCo”) and, following the Spin-Off, that Executive will serve as Chief Financial Officer of AutoCo.

3.    The Compensation Committee (the “Committee”) of the Board of Directors of Nuance (the “Board”) believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive and encouragement to remain with Nuance through the Spin-Off and with AutoCo following the Spin-Off.

4.    Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s employment and the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Term”). In connection with the Spin-Off, to the extent consummated, Nuance shall provide for the assumption by, and assignment to, AutoCo of this Agreement and, following such assumption and assignment, shall have no further liability or obligation under this Agreement. For purposes of this Agreement, references to the “Company” and the “Board” shall refer to Nuance prior to such assumption and to AutoCo following such assumption. At the end of the Initial Term, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either Executive or the Company provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change of Control of Nuance occurs prior to the Spin-Off or a Change of Control of AutoCo occurs following the Spin-Off, in either case, when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of such applicable Change of Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For avoidance of doubt, Executive will not be entitled to severance benefits under Section 3 due solely to notice of non-renewal or termination of this Agreement due to non-renewal at the end of the Initial Term or any Additional Term, due to the assumption of this Agreement by AutoCo, due to Executive’s termination of employment with Nuance (except as expressly contemplated by Section 3(e)) or due to the Spin-Off.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.    Change of Control and Severance Benefits.

(a)    Termination by AutoCo Other than During Change of Control Period. If, following the Spin-Off, Executive’s employment with AutoCo and its subsidiaries is terminated by AutoCo other than for Cause and other than due to Executive’s death or Disability, and such termination occurs outside of the Change of Control Period, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive the following severance payment and benefits:

(i)    Cash Severance. A lump sum cash severance payment equal to the sum of:

(A) twelve (12) months’ of Executive’s base salary as in effect immediately prior to the termination date; and

(B) a prorated target annual bonus for the fiscal year in which such termination occurs, determined by multiplying Executive’s target annual bonus by a fraction, the numerator of which is the number of days worked by Executive for AutoCo (or Nuance, if applicable) during such fiscal year and the denominator of which is three hundred and sixty-five (365).

(ii)    Continued Employee Benefits. Continuation coverage under the terms of AutoCo’s medical benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For twelve (12) months from the date of Executive’s termination AutoCo will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if AutoCo determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), to the extent permitted by Section 409A, AutoCo will in lieu thereof provide to Executive a taxable lump sum cash payment in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)    Accelerated Equity Vesting. As of immediately prior to such termination any AutoCo equity awards that have previously been granted to Executive that vest solely on the basis of Executive’s continued employment that are then outstanding and unvested shall become vested on a prorated basis, determined by multiplying the number of shares that would have become vested under the normal vesting schedule of the applicable award (without regard to any accelerated vesting conditions) on the next regularly scheduled vesting date by a fraction, the numerator of which is the number of days worked by Executive for AutoCo (or Nuance, if applicable) since the award’s immediately preceding vesting date (or the date of grant, in the event such termination occurs prior to the first vesting date) and the denominator of which is the number of days between such immediately preceding vesting date (or date of grant, if applicable) and the award’s next regularly scheduled vesting date.

(b)    Change of Control of AutoCo. Upon a Change of Control of AutoCo, the Initial PSUs, to the extent then outstanding and unvested, shall be deemed earned based on actual performance as measured through such Change of Control and such Initial PSUs that are deemed earned shall be subject to time-based vesting, based on Executive’s continued employment, for the remainder of the performance period and shall be subject to accelerated vesting upon a termination of Executive’s employment to the extent provided for in Section 3(c) below. Any Initial PSUs that are not deemed earned upon a Change of Control of AutoCo shall be forfeited for no consideration upon such change of control.

(c)    Termination by AutoCo During Change of Control Period. If, following the Spin-Off and during the Change of Control Period, (i) Executive’s employment with AutoCo and its subsidiaries is terminated by AutoCo other than for Cause and other than due to Executive’s death or Disability or (ii) Executive resigns for Good Reason, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive the following severance payment and benefits:

(i)    Cash Severance. A lump sum cash severance payment equal to the sum of:

(A) twelve (12) months’ of Executive’s base salary as in effect immediately prior to the termination date; and

(B) one hundred percent (100%) of Executive’s target annual bonus for the fiscal year in which such termination occurs.

(ii)    Continued Employee Benefits. Continuation coverage under the terms of AutoCo’s medical benefit plan pursuant to COBRA for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For twelve (12) months from the date of Executive’s termination AutoCo will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if AutoCo determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), to the extent permitted by Section 409A, AutoCo will in lieu thereof provide to Executive a taxable lump sum cash payment in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)    Accelerated Equity Vesting. As of immediately prior to such termination, (A) all AutoCo equity awards that have been previously granted to Executive by AutoCo that vest solely on the basis of Executive’s continued employment, including the Initial RSUs, that are then outstanding and unvested will vest in full and (B) all Initial PSUs that are then outstanding and eligible to vest based on Executive’s continued employment as provided for under subsection (b) above shall vest in full.

(d)    Termination by Nuance following Sale of Auto Division or Nuance Change of Control. If, prior to the Spin-Off and within twelve (12) months following Nuance’s sale of all or substantially all of the assets of the Automotive Division to an unrelated third party or a Change of Control of Nuance, (i) Executive’s employment with Nuance and its subsidiaries is terminated by Nuance other than for Cause and other than due to Executive’s death or Disability or (ii) Executive resigns for Good Reason, then, subject to Section 4 and the other provisions of this Agreement, Executive will receive the following severance payment and benefits:

(i)    Cash Severance. A lump sum cash severance payment equal to the sum of:

(A) twelve (12) months’ of Executive’s base salary as in effect immediately prior to the termination date; and

(B) one hundred percent (100%) of Executive’s target annual bonus for the fiscal year in which such termination occurs.

(ii)    Continued Employee Benefits. Continuation coverage under the terms of AutoCo’s medical benefit plan pursuant to COBRA for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For twelve (12) months from the date of Executive’s termination Nuance will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if Nuance determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), to the extent permitted by Section 409A, Nuance will in lieu thereof provide to Executive a taxable lump sum cash payment in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)    Payment in Lieu of Equity. A lump sum cash payment equal to $1,200,000, which represents the grant date fair value of the Initial RSUs and Initial PSUs, provided that such cash payment shall be reduced by the grant date fair value of any equity awards granted to Executive by such acquirer in connection with such acquisition.

(e)    Termination by Nuance Following Decision Not to Pursue Spin-Off. If, within twelve (12) months following a definitive decision by the Board not to consummate the Spin-Off, Executive’s employment with Nuance and its subsidiaries is terminated by Nuance other than for Cause and other than due to Executive’s death or Disability, Executive will receive the following severance payment and benefits:

(i)    Cash Severance. A lump sum severance payment equal to the sum of:

(A) twelve (12) months’ of Executive’s base salary as in effect immediately prior to the termination date; and

(B) one hundred percent (100%) of Executive’s target annual bonus for the fiscal year in which such termination occurs.

(ii)    Continued Employee Benefits. Continuation coverage under the terms of Nuance’s medical benefit plan pursuant to COBRA for Executive and/or Executive’s eligible dependents, subject to Executive timely electing COBRA coverage. For twelve (12) months from the date of Executive’s termination Nuance will pay directly on Executive’s behalf the monthly COBRA premiums (at the coverage levels in effect immediately prior to Executive’s termination). Notwithstanding the preceding sentence, if Nuance determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), to the extent permitted by Section 409A, Nuance will in lieu thereof provide to Executive a taxable lump sum cash payment in an amount equal to the product of (x) twelve (12), multiplied by (y) the monthly COBRA premium that Executive otherwise would be required to pay to continue the group health coverage for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether Executive elects COBRA continuation coverage. For the avoidance of doubt, the taxable payment in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii)    Payment in Lieu of Equity. A lump sum cash payment equal to $1,200,000, which represents the grant date fair value of the Initial RSUs and Initial PSUs.

(f)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company and its subsidiaries terminates in a voluntary resignation (other than for Good Reason during the Change of Control Period or within twelve (12) months following the sale of all or substantially all of the assets of the Automotive Division), or if Executive’s employment is terminated for Cause or due to Executive’s death or Disability, then Executive shall not be entitled to receive severance or other benefits except as otherwise provided by applicable law or those (if any) as may be available under the Company’s severance and benefit plans and policies in effect at the time of such termination.

(g)    Accrued Amounts. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive: (i) any unpaid base salary due for periods prior to the date of termination, (ii) accrued and unused vacation, as required under the applicable Company policy; and (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

(h)    Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). During the term of this Agreement, Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment, including under the Offer Letter or any other agreement with the Company, other than those benefits expressly set forth in Section 3 of this Agreement.

(i)    Transfer between Company and any Subsidiary. For purposes of this Section 3, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated without Cause for purposes of this Agreement if Executive continues to remain employed by the Company or any subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary). For the avoidance of doubt, neither the Spin-Off nor any transfer of Executive’s employment in connection with the Spin-Off shall be treated as a termination of employment for purposes of this Agreement.

4.    Conditions to Receipt of Severance

(a)    Release of Claims Agreement. The receipt of any severance payments or benefits in Section 3 pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement that includes, if requested by the Company, a non-competition covenant that applies for up to twelve (12) months following Executive’s termination of employment and a release of claims in the form provided by the Company, which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If such separation agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. Any cash severance payments or benefits otherwise payable to Executive in a lump sum or otherwise between the termination date and the Release Deadline will be paid on or within fifteen (15) days (or, such earlier date for such payment to qualify as a short-term deferral for purposes of Section 409A) following the Release Deadline, or, if later, such time as required by Section 5(a) and, notwithstanding anything to the contrary in the applicable equity plan or award agreement, to the extent permitted under Section 409A, any equity awards that become vested in connection with Executive’s termination of employment under this Agreement shall not be settled or become exercisable, as applicable, until the separation agreement becomes effective in accordance with its terms. In no event will any severance payments or benefits be paid or provided until the separation agreement actually becomes effective and irrevocable and, if the separation agreement does not become effective in accordance with its terms on or prior to the Release Deadline, Executive’s entitlement to any such severance payments and benefits under this Agreement shall be forfeited on the Release Deadline for no consideration payable to Executive.

(b)    Proprietary Information and Non-Competition Agreement. Executive’s receipt of any severance payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company concerning inventions, confidentiality, or restrictive covenants (the “Confidentiality Agreement”).

5.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(c)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(d)    The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Specifically, the payments hereunder are intended to be exempt from the Requirements of Section 409A under the “short-term” deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or as payments made as a result of an involuntary separation from service, as applicable. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A or any other law.

6.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments, (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), (3) cancellation of accelerated vesting of equity awards and (4) reduction of continued employee benefits. In the event that accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the award grant dates.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)    Cause. “Cause” will mean (i) any act of dishonesty or fraud taken by Executive in connection with his responsibilities as an employee other than immaterial, inadvertent acts that, if capable of cure, are promptly remedied by Executive following notice by the Company, (ii) Executive’s breach of the fiduciary duty or duty of loyalty owed to the Company, or material breach of the duty to protect the Company’s confidential and proprietary information, (iii) Executive’s conviction or plea of nolo contendere to a felony or to a crime involving fraud, embezzlement, misappropriation of funds or any other act of moral turpitude, (iv) Executive’s gross negligence or willful misconduct in the performance of his duties, (v) Executive’s material breach of this Agreement or any other agreement with the Company or any material written policy of the Company; (vi) Executive’s engagement in conduct or activities that result, or are reasonably likely to result, in negative publicity or public disrespect, contempt or ridicule of the Company that the Board reasonably believes will have a demonstrably injurious effect on the reputation or business of the Company or Executive’s ability to perform his duties (but excluding conduct and activities undertaken in good faith by Executive in the ordinary course of performing his duties or promoting the Company); (vii) Executive’s failure to abide by the lawful and reasonable directives of the Company (other than any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts); or (viii) Executive’s repeated failure to materially perform the primary duties of Executive’s position.

(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii)    the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, in no event shall the Spin-Off or any restructurings or other transactions reasonably related to the Spin-Off constitute a Change of Control hereunder. For clarity, a Change of Control shall mean a Change of Control of Nuance prior to the date that AutoCo assumes this Agreement and a Change of Control of AutoCo on or after the date that AutoCo assumes this Agreement as provided hereunder.

(c)     Change of Control Period. “Change of Control Period” means, prior to the Spin-Off, the period beginning on a Change of Control of Nuance and ending on the one-year anniversary of the Change of Control of the Company and, following the Spin-Off, the period that beginning on a Change of Control of AutoCo and ending on the one-year anniversary of the Change of Control of AutoCo.

(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e)    Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, in each case, are or when considered together with any other severance payments or separation benefits are, considered deferred compensation under Section 409A.

(f)    Disability. “Disability” means Executive’s absence from work due to a disability for a period in excess of ninety (90) days in any twelve (12)-month period that qualifies for benefits under the Company’s long-term disability program.

(g)    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)    Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities; provided, however, that the following will not constitute “Good Reason”: (1) Executive’s continued employment following the Change of Control with substantially the same responsibility with respect to the Company’s business and operations (for example, Executive will not experience a “Good Reason” condition if Executive has substantially the same responsibilities with respect to the business of the Company as Executive had immediately prior to the Change of Control whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise), (2) changes to duties, authority or responsibilities following and related to a “going-private” transaction with significant management equity participation, or (3) changes to duties, authority or responsibilities that result solely from the Company’s ceasing to be a stand-alone public corporation, or (4) changes to duties, authority or responsibilities in connection with or resulting from the Spin-Off; (ii) a material reduction by the Company in the annual base compensation or target bonus opportunity (as a percentage of base salary) of Executive as in effect immediately prior to such reduction provided, however, that one or more reductions in base compensation or target bonus opportunity applicable to all executives generally that, cumulatively, total ten percent (10%) or less in base compensation and/or ten (10) percentage points or less in target bonus opportunity will not constitute a material reduction for purposes of this clause (ii); (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or (v) a material breach by the Company of this Agreement or any equity award agreement between Company and Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company shall have failed to cure during a period of thirty (30) days following the date of such notice.

(i)    Initial PSUs. “Initial PSUs” means the performance-based restricted stock units granted under the AutoCo equity plan described in the Offer Letter.

(j)    Initial RSUs. “Initial RSUs” means the time-based restricted stock units granted under the AutoCo equity plan described in the Offer Letter.

(k)    Offer Letter. “Offer Letter” means the letter agreement between Nuance and Executive dated June 12, 2019.

(l)    Section 409A. “Section 409A” means Section 409A of the Code and the final Treasury Regulations and any official Internal Revenue Service guidance promulgated thereunder.

(m)    Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.    Notice.

(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when delivered by private courier service such as UPS or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).

10.    Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

11.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)    Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes, replaces in their entirety and terminates any prior representations, understandings, undertakings or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any benefits to Executive upon termination of Executive’s employment for any reason. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. For the avoidance of doubt, it is the intention of the parties that the provisions of this Agreement providing for acceleration or other modification of the vesting provisions of equity awards are intended to supersede the vesting provisions of any equity awards that may be outstanding during the term of this Agreement.

(e)    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Massachusetts, and the Company and Executive each consent to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Change of Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	NUANCE COMMUNICATIONS, INC.

	By:	/s/ Beth Conway

	Title:	EVP, CHRO

	Date:	7/12/2019

EXECUTIVE	By:	/s/ Mark Gallenberger

	Title:	Finance Executive

	Date:	7/11/2019